EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13G/A filed on or about this date, and any amendments thereto, with respect to beneficial ownership by the undersigned of shares of the common stock, par value $0.001 per share, of Endeavour International Corporation, is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.  This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: January 28, 2013

SMEDVIG QIF PLC

By:	/s/ John Thore Olsen
	Name:	John Thore Olsen
	Title:	Chief Executive Officer and Chief Investment Officer of Smedvig Asset Allocation AS as Investment Manager of Smedvig QIF Plc

SMEDVIG ASSET ALLOCATION AS

By:	/s/ John Thore Olsen
	Name:	John Thore Olsen
	Title:	Chief Executive Officer and Chief Investment Officer

/s/ John Thore Olsen
John Thore Olsen